Rider B

Master Investment Portfolio:  LifePath® Retirement Master Portfolio, LifePath 2020 Master Portfolio®, LifePath® 2025 Master Portfolio, LifePath 2030 Master Portfolio®, LifePath® 2035 Master Portfolio, LifePath 2040 Master Portfolio®, LifePath® 2045 Master Portfolio, LifePath® 2050 Master Portfolio and LifePath® 2055 Master Portfolio (each, a “LifePath Master Portfolio” and collectively, the “LifePath Master Portfolios”)

77D(g)
Policies with respect to security investments

The Board of Trustees of Master Investment Portfolio (the “Trust”) approved a change to each LifePath Master Portfolio’s investment objective.  Each LifePath Master Portfolio is a series of the Trust.  These changes became effective July 1, 2014.

As amended, the investment objective of each LifePath Master Portfolio is set forth below.

The investment objective of LifePath® Retirement Master Portfolio is to seek to provide for retirement outcomes based on quantitatively measured risk.  In pursuit of this objective, LifePath® Master Retirement Portfolio will be broadly diversified across global asset classes.

The investment objective of each of LifePath 2020 Master Portfolio®, LifePath® 2025 Master Portfolio, LifePath 2030 Master Portfolio®, LifePath 2035® Master Portfolio, LifePath 2040 Master Portfolio®, LifePath® 2045 Master Portfolio, LifePath® 2050 Master Portfolio and LifePath® 2055 Master Portfolio is to seek to provide for retirement outcomes based on quantitatively measured risk.  In pursuit of this objective, each of these LifePath Master Portfolios will be broadly diversified across global asset classes, with asset allocations becoming more conservative over time.

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